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                                                 EXHIBIT 5





                            December 4, 1998



To the Board of Directors
of John Deere Capital Corporation


Ladies and Gentlemen:


       We are acting as counsel for John Deere Capital Corporation (the "Company") in connection with the combined Registration Statement on Form S-3 and Post-Effective Amendment No. 1 to Registration Statement No. 333-23623 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the combined prospectus pursuant to Rule 429 contained in the Registration Statement (the "Prospectus") and as to be set forth in one or more supplements to the Prospectus (each a supplement, a "Prospectus Supplement"), of the Company's non-convertible debt securities (the "Debt Securities"), warrants to purchase Debt Securities (the "Debt Warrants") and non-convertible preferred stock (the "Preferred Stock") with an aggregate issue price of up to $1,550,000,000. The Debt Securities, the Debt Warrants and the Preferred Stock are collectively referred to as the "Securities".

       The Debt Securities will be issued in one or more series and may be either senior debt securities ("Senior Securities") issued pursuant to an Indenture dated as of March 15, 1997 (the "Senior Indenture") between the Company and The Chase Manhattan Bank, trustee (the "Senior Trustee"), or subordinated debt securities ("Subordinated Securities") issued pursuant to an Indenture dated as of March 15, 1997 (the "Subordinated Indenture") between the Company and The First National Bank of Chicago, trustee (the "Subordinated Trustee"). The Debt Warrants will be issued under one or more debt warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a financial institution indentified therein as warrant agent (each, a "Warrant Agent").

       We are familiar with the corporate proceedings of the Company to date with respect to the proposed issuance and sale of the Securities, including resolutions of the Board of Directors of the Company (the "Resolutions") authorizing the Indentures and the issuance,


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offering and sale of the Securities, and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

        Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

        1. The Senior Indenture has been duly authorized, executed and delivered by the Company pursuant to the authority granted in the Resolutions and, assuming due authorization, execution and delivery thereof by the Senior Trustee, constitutes a valid and legally binding instrument of the Company enforceable against the Company in accordance with its terms.

        2. The Senior Securities (including Senior Securities issuable upon exercise of any Debt Warrants) have been duly authorized and, when the final terms thereof have been duly established and approved and when duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and authenticated by the Senior Trustee in accordance with the Senior Indenture and delivered to and paid for by the purchasers thereof, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Senior Indenture.

        3. The Subordinated Indenture has been duly authorized, executed and delivered by the Company pursuant to the authority granted in the Resolutions and, assuming due authorization, execution and delivery thereof by the Subordinated Trustee, constitutes a valid and legally binding instrument of the Company enforceable against the Company in accordance with its terms.

        4. The Subordinated Securities (including Subordinated Securities issuable upon exercise of any Debt Warrants) have been duly authorized and, when the final terms thereof have been duly established and approved and when duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and authenticated by the Subordinated Trustee in accordance with the Subordinated Indenture and delivered to and paid for by the purchasers thereof, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Subordinated Indenture.

        5. The Warrant Agreements have been duly authorized and, when executed and delivered by the Company pursuant to the authority granted in the Resolutions and, assuming due authorization, execution and delivery thereof by the applicable Warrant Agent, will constitute valid and legally binding instruments of the Company enforceable against the Company in accordance with their respective terms.

         6. The Debt Warrants have been duly authorized and, when the final terms thereof have been duly established and approved and when certificates representing such Debt Warrants have been duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and when such certificates have been countersigned by the applicable Warrant Agent in accordance with the applicable Warrant Agreement and delivered to and paid for by the purchasers thereof, such Debt Warrants will constitute valid and legally binding

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obligations of the Company entitled to the benefits of the applicable Warrant
Agreement.

       7. The Preferred Stock has been duly authorized and, when the final terms thereof have been duly established and approved and certificates representing such shares have been duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and delivered to and paid for by the purchasers thereof, and when all corporate action necessary for the issuance of such shares has been taken, including the adoption of a Certificate of Designations, such shares will be validly issued, fully paid and non-assessable.

       The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) provisions of law that require that a judgement for money damages rendered by a court in the United States by expressed only in United States dollars.

       We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Prospectus.



                                                   Very truly yours,


                                                   Shearman & Sterling